Exhibit 10.37

Award Number:
Grantee Name:

KINETIC CONCEPTS, INC.
2004 EQUITY PLAN
INTERNATIONAL RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is made and entered into as of _______________, 200__ (the “Date of Grant”), by and between Kinetic Concepts, Inc., a Texas corporation (the “Company”), and [_________________________] (the “Grantee”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2004 Equity Plan (the “Plan”).  Where the context permits, references to the Company or any of its Subsidiaries or affiliates shall include the successors to the foregoing.

Pursuant to the Plan, the Administrator has determined that the Grantee is to be granted Restricted Stock Units, subject to the terms and conditions set forth in the Plan and herein, and hereby grants such Restricted Stock Units.  Each Restricted Stock Unit represents a hypothetical Common Share and will, at all times as the Award Agreement is in effect, be equal in value to one Common Share.

1. Grant of Restricted Stock Units.  The Company hereby grants to the Grantee [_______] Restricted Stock Units (the "Award") on the terms and conditions set forth in the Award Agreement and as otherwise provided in the Plan.

2.  Terms and Conditions of Award.  The Award shall be subject to the following terms, conditions and restrictions:

(a)	Vesting. The Restricted Stock Units shall vest at such time or times, and/or upon the occurrence of such events as are set forth in Appendix A hereto.
(b)
Nontransferability.  Restricted Stock Units and any interest therein, may not be sold, transferred, pledged, hypothecated, assigned or otherwise encumbered or disposed of, except by will or the laws of descent and distribution, to the extent applicable.  Any attempt to dispose of any Restricted Stock Units in contravention of any such restrictions shall be null and void and without effect.

(c)
Rights as a Shareholder.  Restricted Stock Units represent only hypothetical shares; therefore, the Grantee is not entitled to any of the rights or benefits generally accorded to stockholders with respect thereto, except upon vesting, to the extent provided in Paragraph 2(d).

(d)
Benefit Upon Vesting.  Upon the vesting of a Restricted Stock Unit, the Grantee shall be entitled to receive, within 30 days of the date on which such Restricted Stock Unit vests, an amount in cash, Shares or a combination of the foregoing, as determined by the Administrator in its sole discretion equal, per Restricted Stock Unit, to the sum of (1) the Fair Market Value of a Share on the date on which such Restricted Stock Unit vests and (2) the aggregate amount of cash dividends paid with respect to a Share during the period commencing on the Date of Grant and terminating on the date on which such unit vests.

(e)	Effect of Conduct Constituting Cause; Termination of Employment or Service; or Change in Control.
(i)
If at any time (whether before or after termination of employment or service) the Administrator determines that the Grantee has engaged in conduct that would constitute Cause for termination, consistent with local law and regulations, the Administrator may provide for the immediate forfeiture of the Award (including any securities, cash or other property issued upon settlement of the Award), whether or not the Restricted Stock Units have vested, consistent with local law and regulations. Any such determination by the Administrator shall be final, conclusive and binding on all persons.

(ii)
If the Grantee’s active employment with or service to the Company and any Subsidiary or affiliate terminates for any reason, other than by reason of the Grantee’s death or Disability, then the Grantee shall immediately forfeit any rights to the Restricted Stock Units that have not vested as of the date of termination, if any, the Grantee shall have no further rights thereto and such Restricted Stock Units shall immediately terminate; provided that if a Subsidiary or affiliate ceases to be a Subsidiary or affiliate of the Company, then, as of such date of cessation, the Grantee's employment with or service to the Subsidiary or affiliate shall be deemed to have terminated; and further provided that if Grantee transfers from the Company to its Subsidiary or affiliate or from one of the Company’s Subsidiaries or affiliates to another, such transfer shall not constitute a termination of employment for purposes of the vesting of the Award, unless otherwise determined by the Administrator.

(iii)
If the Grantee’s employment with or service to the Company, any Subsidiary or affiliate thereof terminates by reason of Grantee’s death or Disability during the Restricted Period, with respect to Restricted Stock Units that vest based on the passage of time, all outstanding unvested Restricted Stock Units shall immediately vest and, with respect to Restricted Stock Units that vest based on the attainment of specified performance conditions, all outstanding unvested Restricted Stock Units shall immediately vest as if the target performance goals were met.

(iv)
Upon the occurrence of a Change in Control, all unvested Restricted Stock Units shall immediately vest, unless the Award is either assumed or an equitable substitution is made therefor. In addition, if the Grantee’s employment with or service to the Company and any Subsidiary thereof is terminated other than for Cause within 24 months following a Change in Control, all outstanding unvested Restricted Stock Units shall immediately vest.

(f)	Taxes In Connection With the Grant or Vesting of the Award.
(i)
Pursuant to Section 14 of the Plan, the Company (or Subsidiary or affiliate, as the case may be) has the right to require the Grantee to remit to the Company (or Subsidiary or affiliate, as the case may be) in cash an amount sufficient to satisfy Grantee’s income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) related to the Award.  Regardless of any action the Company (or Subsidiary or affiliate) takes with respect to any or all Tax-Related Items, the Grantee has the ultimate liability for all Tax-Related Items legally due by the Grantee and remains responsible for payment of same.  The Company or Subsidiary (or affiliate): (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant and vesting of the Restricted Stock Unit, and the subsequent sale of Shares acquired pursuant to the Award and the receipt of any dividends or dividend equivalents; and (2) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(ii)
In the event that the Company or Subsidiary (or affiliate) is required to withhold any Tax-Related Item as a result of the grant or vesting of the Restricted Stock Units, or subsequent sale of Shares or receipt of dividends or dividend equivalents, the Grantee shall pay or make adequate arrangements satisfactory to the Company and/or the Subsidiary (or affiliate) to satisfy all withholding and payment on account obligations of the Company and/or the Subsidiary (or affiliate). With the approval of the Administrator and if permissible under local law, the Grantee may elect to have the Company withhold from delivery Shares or deliver Shares, in each case, having a value equal to the aggregate required minimum Tax-Related Items withholding to be collected by the Company or any Subsidiary or affiliate thereof. Such Shares shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined. The Grantee agrees to allow the Company and/or the Subsidiary (or affiliate) to withhold all applicable Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Subsidiary (or affiliate) or from the proceeds of the sale of the Shares.  Alternatively, or in addition, with the approval of the Administrator and if permissible under local law, to the extent that Grantee is not able to otherwise pay the Tax-Related Items withholding, the Grantee agrees that, the Company may sell or arrange for the sale of Shares that the Grantee acquires to meet the withholding obligation for Tax-Related Items; and/or withhold Shares, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum withholding amount.  Finally, the Grantee shall pay to the Company or the Subsidiary (or affiliate) any amount of Tax-Related Items that the Company or the Subsidiary (or affiliate) may be required to withhold as a result of the Grantee’s participation in the Plan or the Grantee’s Award that cannot be satisfied by the means previously described.  The Company may refuse to deliver the Shares if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this paragraph.

3. Adjustments.  The Award and all rights and obligations under the Award Agreement are subject to Section 5 of the Plan.

4. Notice.  Whenever any notice is required or permitted hereunder, such notice shall be in writing and shall be given by personal delivery, facsimile, first class mail, certified or registered with return receipt requested.  Any notice required or permitted to be delivered hereunder shall be deemed to have been duly given on the date that it is personally delivered or, whether actually received or not, on the fifth business day after depositing in the post or 24 hours after transmission by facsimile to the respective parties named below.

If to the Company:	Kinetic Concepts, Inc.
Attn.: Chief Financial Officer
8023 Vantage Drive
San Antonio, TX 78230
U.S.A.
Phone: 1-(210) 255-6494
Fax: 1-(210) 255-6997
If to the Grantee:                [Name of Grantee]
[Address]
______________________
Facsimile:  _____________

Either party may change such party’s address for notices by duly giving notice pursuant hereto.

5. Compliance with Laws.
         (a)   Shares (to the extent payable hereunder) shall not be issued pursuant to the Award granted hereunder unless the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the U.S. Securities Act of 1933, as amended, the U.S. Exchange Act and the requirements of any stock exchange upon which the Shares may then be listed, and any applicable local laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall be under no obligation to effect the registration pursuant to the U.S. Securities Act of 1933, as amended, of any interests in the Plan or any Shares to be issued hereunder or to effect similar compliance under any state laws.

        (b)   All certificates for Shares delivered under the Plan (to the extent applicable) shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which the Shares may then be listed, and any applicable federal, state or local securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such Shares make such agreements and representations as the Administrator, in its sole discretion, deems necessary or desirable.

6. Protections Against Violations of Agreement.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Shares underlying the Award by any holder thereof in violation of the provisions of the Award Agreement, the Plan or the Articles of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any such Shares on its books nor will any such Shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

7. Nature of Award.

(a)
The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;

(b)
The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

(c)	All decisions with respect to future grants of Restricted Stock Units, if any, will be at the sole discretion of the Company;
(d)	Participation in the Plan is voluntary;
(e)
The Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Subsidiary (or affiliate), and which is outside the scope of the Grantee’s employment contract, if any;

(f)
The Award is not a part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g)
In consideration of the grant of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award resulting from termination of the Grantee’s active employment by the Company or the Subsidiary (or affiliate) (for any reason whatsoever and whether or not in breach of local labor laws) and the Grantee shall release the Company and the Subsidiary (or affiliate) from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, the Grantee shall be deemed irrevocably to have waived the Grantee’s entitlement to pursue such claim; and

(h)
Notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Grantee’s employment (whether or not in breach of local labor laws), the Grantee’s right to receive the Award and vest in Restricted Stock Units under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), the Grantee’s right to vest in Restricted Stock Unit after termination of employment, if any, will be measured by the date of termination of the Grantee’s active employment and will not be extended by any notice period mandated under local law.

8. Data Privacy:  The Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this document by and among, as applicable, the Company and the Subsidiary and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee hereby understands that the Company and the Subsidiary (or affiliates) hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  The Grantee hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country.  The Grantee hereby understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative.  The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired upon vesting of the Award.  The Grantee hereby understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan.  The Grantee hereby understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative.  The Grantee hereby understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan.  For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee hereby understands that the Grantee may contact the appropriate human resources representative responsible for Grantee’s country at the local or regional level.

9. Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of the Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10. Governing Law.  The Award Agreement shall be governed by and construed according to the laws of the State of Texas without regard to its principles of conflict of laws.  For purposes of litigating any dispute that arises under this Award or Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, agree that such litigation shall be conducted in the courts of San Antonio, Texas, or the federal courts for the United States for the Western District of Texas, and no other courts, where this Award grant is made and/or performed.

11. Incorporation of the Plan.  The Plan, as it exists on the date of the Award Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the Award and the Award Agreement shall be subject to all terms and conditions of the Plan.  In the event of any conflict between the provisions of the Award Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise.  The term “Section” generally refers to provisions within the Plan (except where denoted otherwise); provided, however, the term “Paragraph” shall refer to a provision of the Award Agreement.

12. Amendments.  The Award Agreement may be amended or modified at any time, but only by an instrument in writing signed by each of the parties hereto.

13. Agreement Not a Contract of Employment.  Neither the Plan, the granting of the Award, the Award Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue to be employed by, or to provide services as a director, consultant or advisor to, the Company, any Subsidiary or affiliate thereof for any period of time or at any specific rate of compensation.

14. Authority of the Administrator.  The Administrator shall have full authority to interpret and construe the terms of the Plan and the Award Agreement.  The Administrator shall have the exclusive discretion to determine where the Grantee is no longer actively employed for purposes of the Award.  The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

15. Binding Effect.  The Award Agreement shall apply to and bind the Grantee and the Company and their respective permitted assignees or transferees, heirs, legatees, executors, administrators and legal successors.

16. Tax Representation.  The Grantee has reviewed with his or her own tax advisors the federal, state, local and worldwide tax consequences of the transactions contemplated by the Award Agreement.  The Grantee is relying solely on such advisors and not on any statement or representations of the Company or any of its agents.  The Grantee understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by the Award Agreement.

17. Language.  If the Grantee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

18. Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Award granted under and participation in the Plan or future awards that may be granted under the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19. Acceptance.  The Grantee hereby acknowledges receipt of a copy of the Plan and the Award Agreement.  Grantee has read and understands the terms and provisions thereof, and accepts the Award subject to all the terms and conditions of the Plan and the Award Agreement.

20. Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Special Notice for Canadian Grantees:  You understand and agree that by accepting this Award, the benefit you will receive upon the vesting of the Restricted Stock Unit will be settled in Shares only, and not in cash, not withstanding the terms of paragraph 2(d) above.

Special Notice for Italian Grantees:  You understand and agree that by accepting this Award, the benefit you will receive upon the vesting of the Restricted Stock Unit will be settled in cash only, and not in Shares, notwithstanding the terms of paragraph 2(d) above.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered the Award Agreement on the day and year first above written.

KINETIC CONCEPTS, INC.

By:
Name:
Title:

GRANTEE

Signature:
Name:
Address:

Telephone:
Social Security No.:

DATE OF GRANT	NUMBER OF RESTRICTED STOCK UNITS